EX 99-1
                                                    News
                                                    Release

                                                    Vectren Corporation
                                                    P.O. Box 209
                                                    Evansville, IN  47702-0209
FOR IMMEDIATE RELEASE
November 30, 2004

Contact: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com Investor Relations - Steve Schein, 812-491-4209 or sschein@vectren.com

                            Vectren North natural gas
                           base rate increase approved

Vectren Corporation (NYSE: VVC) announced today that the Indiana Utility Regulatory Commission (IURC) approved Vectren Energy Delivery of Indiana - North's (Vectren North) base rate increase for its natural gas distribution business in 49 central and southeastern Indiana counties. Vectren North will implement the new distribution rates as of December 1.

The commission's ruling provides for a $24 million increase in Vectren North's distribution rates to cover the ongoing cost of operating, maintaining and expanding the approximately 12,000-mile distribution and storage system used to serve more than 525,000 customers. The ruling results in an approximate 3.5 percent increase in the total average bill for residential customers who heat their homes with natural gas.

Terms of the commission order include:

     o    a rate increase of $24 million;
     o a tracker to recover annual pipeline integrity compliance costs up to $2.5 million;
     o    an authorized return on equity (ROE) of 10.6 percent;
     o    an overall cost of capital of 8.38 percent;
     o    a return on a $708 million rate base;
     o a new rate design that includes a larger monthly customer charge, which is intended to address to some extent earnings volatility related to weather; and
     o a pilot program and market study to determine potential benefits associated with gas demand side management programs.

This order completes a process initiated by Vectren North on March 19. The decision approves the settlement agreement Vectren North filed last month with several parties, including the Indiana Office of Utility Consumer Counselor
(OUCC), the Indiana Gas Industrial Group and the Citizens Action Coalition of Indiana, Inc. (CAC).

The Pipeline Safety Improvement Tracker permits Vectren North to recover the on-going costs associated with the federal Pipeline Safety Improvement Act of 2002, capped at $2.5 million per year. Costs in excess of the cap amounts are deferred for future recovery.

This adjustment to distribution rates will be the first by Vectren North since 1991. Over the past 13 years investments made to serve Vectren North customers have exceeded $270 million, and the amounts paid for taxes, health care, labor and other operating costs have increased as well.

The settlement agreement addresses Vectren North's "non-gas" costs only. These costs represent between 25 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred to build, operate and maintain the pipes, other equipment and systems that are used to deliver gas across Vectren North's system to its customers. The remaining 70 to 75 cents of each dollar represent the cost of the gas used by customers. That gas is purchased on the competitive wholesale market by Vectren North on behalf of its customers, and its actions are subject to quarterly regulatory scrutiny under the state's Gas Cost Adjustment (GCA) procedures to ensure its purchasing actions are reasonable. Vectren North utilizes a portfolio approach to purchase gas to reduce price volatility. Under Indiana regulation, Vectren North is not allowed to make a profit on the cost of gas.

Vectren North (formerly known as Indiana Gas Co.) serves all or portions of Adams, Allen, Bartholomew, Blackford, Boone, Clark, Clay, Clinton, Daviess, Decatur, Delaware, Fayette, Floyd, Fountain, Grant, Greene, Hamilton, Hancock, Hendricks, Henry, Huntington, Jackson, Jay, Jefferson, Johnson, Lawrence, Madison, Marion, Martin, Miami, Monroe, Montgomery, Morgan, Orange, Owen, Parke, Putnam, Randolph, Rush, Shelby, Tippecanoe, Tipton, Vermillion, Vigo, Wabash, Warren, Wayne, Wells and White counties.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit http://www.vectren.com.

Safe Harbor for Forward Looking Statements

This  document  contains   forward-looking   statements,   which  are  based  on
management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.